CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 27, 2018, relating to the financial statements and financial highlights, which appears in iShares Edge MSCI USA Momentum Factor Index Fund, iShares Edge MSCI USA Quality Factor Index Fund, iShares Edge MSCI USA Size Factor Index Fund and iShares Edge MSCI USA Value Factor Index Fund’s (each a series of BlackRock Funds) Annual Report on Form N-CSR for the year ended July 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 26, 2018